Exhibit 5.0

[LETTERHEAD OF KILPATRICK TOWNSEND & STOCKTON LLP]	Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858

January 28, 2011	direct dial 202 508 5884 direct fax 202 204 5611 cgattuso@kilpatricktownsend.com

Board of Directors

Franklin Financial Corporation

4501 Cox Road

Glen Allen, Virginia 23060

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel for Franklin Financial Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) initially filed by the Company on December 10, 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the regulations promulgated thereunder.

Pursuant to an Amended and Restated Plan of Conversion and Reorganization, as amended (the “Plan of Conversion”), adopted by the Boards of Directors of the Company, Franklin Financial Corporation MHC (the “MHC”), FFC, Inc., a federally chartered mid-tier holding company, and Franklin Federal Savings Bank (the “Bank”), the Registration Statement relates to (i) the proposed issuance and sale by the Company of up to 13,886,250 shares (the “Offering Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”) in a subscription offering and a community offering and, if necessary, a syndicated community offering (the “Offerings”); and (ii) the Company’s proposed contribution to The Franklin Federal Foundation, a private foundation (the “Foundation”), of 4% of the gross offering proceeds of the Offerings, 75% of which will be funded with shares of Common Stock (the “Foundation Shares”) and 25% of which will be funded with cash.

In the preparation of this opinion, we have examined originals or copies identified to our satisfaction of: (i) the Company’s articles of incorporation; (ii) the Company’s bylaws; (iii) the Registration Statement, including the prospectus contained therein and the exhibits thereto; (iv) certain resolutions of the Board of Directors of the Company relating to the issuance of the Common Stock being registered under the Registration Statement; (v) the Plan of Conversion; (vi) the trust agreement for the Bank’s employee stock ownership plan (the “ESOP”) and the form of loan agreement between the Company and the ESOP; and (vii) the form of stock certificate approved by the Board of Directors of the Company to represent shares of the Common Stock. We have also examined originals or copies of such documents, corporate

Board of Directors

Franklin Financial Corporation

January 28, 2011

records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion.

In our examination, we have relied on the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. In addition, we have relied on the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

This opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinions set forth below, we do not express any opinion concerning law other than the laws of the Commonwealth of Virginia.

For purposes of this opinion, we have assumed that, prior to the issuance of any shares of Common Stock, (i) the Registration Statement, as finally amended, will have become effective under the Act and (ii) the conversion of the MHC will have become effective.

Based upon and subject to the foregoing, it is our opinion that the Offering Shares, when issued and sold in the manner described in the Registration Statement, and the Foundation Shares, when issued and contributed to the Foundation in the manner described in the Registration Statement, will, in each case, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the MHC’s Application on Form AC filed with the Office of Thrift Supervision (the “OTS Application”), and to the reference to our firm under the heading “Legal and Tax Opinions” in the prospectus which is part of the Registration Statement as such may be amended or supplemented, or incorporated by reference in any Registration Statement covering additional shares of Common Stock to be issued or sold under the Plan of Conversion, that is filed pursuant to Rule 462(b) of the Act, and to the reference to our firm in the OTS Application. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Christina M. Gattuso
Christina M. Gattuso, a Partner